Exhibit 99.1

PRESS RELEASE

Contact: Edward H. Schaefer

President and Chief Executive Officer

(262) 542-4448

FOR IMMEDIATE RELEASE

FFBW, INC.

ANNOUNCES PLAN TO SELL ADDITIONAL STOCK

AND CONVERT TO A FULLY PUBLIC COMPANY

Waukesha, Wisconsin, September 4, 2019 – FFBW, Inc. (the “Company”) (Nasdaq: FFBW), the parent company for First Federal Bank of Wisconsin (the “Bank”), announced today that its Board of Directors, together with the Boards of Directors of FFBW, MHC (the “MHC”) and the Bank, have unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”).

Pursuant to the Plan of Conversion, the MHC will sell its majority ownership in the Company in a “second-step” stock offering. Simultaneously, the Company, which is currently in the mutual holding company structure, will reorganize to a fully public stock holding company.

As part of the conversion and reorganization, the Bank will become a wholly owned subsidiary of a new holding company, be named FFBW, Inc. Shares of common stock of the Company held by persons other than the MHC (whose shares will be cancelled) will be converted into shares of common stock of the new holding company pursuant to an exchange ratio generally intended to preserve the percentage ownership interests of such persons. In the stock offering, depositors of the Bank with qualifying deposits as of June 30, 2018 will have first priority to purchase shares of common stock.

The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s stockholders (including approval by a majority of the shares held by persons other than the MHC), the voting members of the MHC (depositors and certain borrowers of the Bank), the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency.

A prospectus or proxy statement/prospectus, as applicable, and other proxy materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about the Company will be sent to stockholders of the Company and members of the MHC (depositors and certain borrowers of the Bank) following regulatory approval.

FFBW, Inc. is headquartered in Waukesha, Wisconsin and is the registered savings and loan holding company of the Bank. The Bank conducts its operations from our three full-service banking offices in Waukesha County, Wisconsin, which is located immediately west of Milwaukee, and our office in the Bay View neighborhood on Milwaukee’s south side.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to: the failure to obtain the approval of the Board of Governors of the Federal Reserve or the Office of the Comptroller of the Currency for the proposed conversion and related stock offering, delays in obtaining such approvals, or adverse conditions imposed in connection with such approvals; those related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.